Exhibit (a)(3)

AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST

OF

BURNHAM INVESTORS TRUST

The undersigned, being at least a majority of the Board of Trustees of Burnham Investors Trust, a Delaware statutory trust (the “Trust”), acting pursuant to Article IX, Section 7 of the Trust’s Agreement and Declaration of Trust dated August 20, 1998, as amended (the “Declaration”), do hereby amend the Declaration as follows, such amendment to become effective upon execution:

1.
Effective upon the liquidation of Burnham Money Market Fund, all references in the Declaration to “Burnham Money Market Fund” are hereby removed, and the second sentence of Section 1 of Article V of the Declaration is hereby amended to add a reference to “Burnham Financial Industries Fund” and “Burnham Long/Short Equity Fund,” and to revise the number of Series from five to six to read as follows:

“Without limiting the authority of the Trustees to establish and designate any further series, the Trustees hereby establish four Series which shall be designated as Burnham Fund, Burnham Financial Services Fund, Burnham Financial Industries Fund, Burnham Long/Short Equity Fund, Burnham Small Cap Value Fund and Burnham U.S. Government Money Market Fund.”

2.	The references to “business trust” are hereby amended to refer to “statutory trust” in the following Sections and Articles of the Declaration:

Section 2(a)(h) of Article I

Section 2(o) of Article II

Section 4(c) of Article IX

Section 6 of Article IX

3.	Section 4 of Article IX of the Declaration is hereby amended to include the following paragraph:

“(d) Merger, Consolidation, and Sale of Assets. Subject to applicable Federal and state law and except as otherwise provided in Section 4(a) above, the Series or Class thereof of the Trust, other than Burnham Financial Services Fund, Burnham Financial Industries Fund and Burnham Money Market Fund, may merge or consolidate with any other corporation, association, trust, or other organization or may sell, lease, or exchange all or a portion of the Trust property or Trust property allocated or belonging to such Series or Class, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees without the vote or consent of Shareholders. Such transactions may be effected through mergers, share-for-share exchanges, transfers or sale of assets, shareholder in-kind redemptions and purchases, exchange offers, or any other method approved by the Trustees.”

US1DOCS 5237572v5

Exhibit (a)(3)

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have executed this instrument as of this 15th day of August, 2005.

/s/ Jon M. Burnham     /s/ John C. McDonald
Jon M. Burnham, as Trustee and not individually John C. MacDonald, as Trustee and not          individually

/s/ Lawrence N. Brandt     /s/ Donald B. Romans
Lawrence N. Brandt, as Trustee and not individually Donald B. Romans, as Trustee and not          individually

/s/ Joyce E. Heinzerling     /s/ Robert F. Shapiro
Joyce E. Heinzerling, as Trustee and not individually Robert F. Shapiro, as Trustee and not          individually

/s/ David L. Landsittel     /s/ George Stark
David Landsittel, as Trustee and not individually George Stark, as Trustee and not individually